EXHIBIT 23(E)

                        CONSENT OF RYAN, BECK & CO., INC.

We hereby consent to the references in the Joint Proxy Statement/Prospectus to our opinion, dated __________________, 1997 with respect to the merger of Republic Security Financial Corporation and County Financial Corporation and o our firm, respectively, and to the inclusion of such opinion as an annex to such Joint Proxy Statement/Prospectus. By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                             RYAN, BECK & CO., INC.



                                             By:_____________________

 Livingston, NJ
 September__, 1997